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                                 AMENDMENT No. 6
                                       to

           AMENDED AND RESTATED CREDIT AGREEMENT AND OTHER AGREEMENTS

                  This June 9, 1997, Amendment No. 6 to Amended and Restated Credit Agreement and Other Agreements (the "Amendment No. 6"), is made by and among JOSEPH M. LOBOZZO II, an individual having an office at 690 Portland Avenue, Rochester, New York 14621 (the "Lender" or "Lobozzo"), JOANNE M. LOBOZZO, the wife of Lobozzo, with an address of 756 Rock Beach Road, Rochester, New York 14617 ("Joanne Lobozzo"), DELTA COMPUTEC INC., a New York corporation having its principal place of business located at 900 Huyler Street, Teterboro, New Jersey 07608 ("DCI"), DELTA DATA NET, INC., a New York corporation having its principal place of business located at 900 Huyler Street, Teterboro, New Jersey 07608 ("DDI", DCI and DDI are referred to collectively as the "Borrower"), and SAI/Delta, Inc., a Florida corporation and a wholly-owned subsidiary of DCI.

                               W I T N E S S E T H

         A. This Amendment No. 6 is intended to amend in certain respects as set forth herein, the terms and conditions of a certain Amended and Restated Credit Agreement and Other Agreements (the "October 1996 Credit Agreement", which term refers to the original agreement issued on October 10, 1996, and as amended by Amendments Nos. 1, 2, 3, 4 and 5 thereto, as described below) between the Borrower and Lobozzo and Joanne Lobozzo whereby Lobozzo and Joanne Lobozzo have agreed to provide the Borrower with Loans (as defined in the October 1996 Credit Agreement) up to $2,950,000.

         B. Pursuant to a document entitled Amended No. 1 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 1"), the interest rate relative to the Lobozzo Commitment, the Additional Advances and the October 1996 Credit Agreement was reduced.

         C. Pursuant to a document entitled Amended No. 2 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 2"), among other matters dealt with therein, the Maturity Date of the October 1996 Credit Agreement was extended to March 31, 1997, and certain other amendments or waivers were made with regard to any non-compliance which may have existed with the Borrowing Base (as defined in the October 1996 Credit Agreement.

         D. Pursuant to a document entitled Amended No. 3 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 3"), Lobozzo transferred to Joanne Lobozzo half of Lobozzo's rights, benefits, obligations and interest with regard to: (i) an 8% Subordinated Debenture issued in October 1992 in the original face amount of $600,001; (ii) May, 1995 Letter Agreement whereby Lobozzo agreed to provide the Lobozzo Commitment to the Borrower in the original amount of $400,000; (iii) 1996 Additional Lobozzo Advances for the period from July 25, 1996 through October 9, 1996 in the aggregate amount of $633,600; (iv) Loan and the October 1996 Credit Agreement in an amount of up to $2,550,000; and (v) the Overbase Loans and the Overbase Loan Documents for the amounts in whereby the Loans exceed the Borrowing Base as set forth in the October 1996 Credit Agreement.

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         E. Pursuant to a document entitled Amendment No. 4 to Amended and
Restated Credit Agreement and Other Agreements ("Amendment No. 4"), among other matters dealt with therein, the Maturity Date of the October 1996 Credit Agreement was extended to April 30, 1997, and certain other amendments or waivers were made with regard to any non-compliance which may have existed with the Borrowing Base (as defined in the October 1996 Credit Agreement).

         F. Pursuant to a document entitled Amendment No. 5 to Amended and Restated Credit Agreement and Other Agreements ("Amendment No. 5"), among other matters dealt with therein, the Maturity Date of the October 1996 Credit Agreement was extended to June 30, 1998, and certain other amendments or waivers were made with regard to any non-compliance which may have existed with the Borrowing Base (as defined in the October 1996 Credit Agreement.

         NOW, THEREFORE, it is agreed as follows:

         1. Incorporation of Recitals. The recitals set forth in the recital paragraphs of this Amendment No. 6 are intended to be, and are, incorporated into this Amendment No. 6 as a part hereof.

         2.       Amendment to Loan and October 1996 Credit Agreement.

                  (a) The parties hereto agree that, from and after the date of this Amendment No. 6, Section 2.1 of the October 1996 Credit Agreement is deleted in its entirety, and the following Section 2.1 is substituted in its place and stead:

                           "2.1     Borrowing Base.  As long as  neither  DCI
nor DDI are in default of any of their obligations to the Lender, the Lender may lend to the Borrower, and the Borrower may borrow from the Lender, from time to time, up to an aggregate outstanding principal amount at any time of $2,950,000, or such lesser amount which is, with regard to Eligible Receivables which were outstanding as of June 6, 1997 ("Pre-June 7 Eligible Receivables"), 130%, and, with regard to Eligible Receivables which are created from and after June 7, 1997 ("Post-June 6 Eligible Receivables"), 100% of DCI's, DDI's and SAI/Delta's Eligible Receivables. Borrower shall prepare and forward to Lender a report of the Pre-June 7 Eligible Receivables and the Post-June 6 Eligible Receivables within 3 business days of the 15th day and the last day of every calendar month."

                  (b) Schedule 2.1 of the October 1996 Credit Agreement is hereby revised by adding eligibility factors for Eligible Receivables (as that term is defined in the October 1996 Credit Agreement) for the Pre-June 7 Eligible Receivables, as follows: "130%", and for "Post-June 6 Eligible

Receivables, as follows: "100%".

                  (c) A new Section 2.4(c) is added to the Credit Agreement as follows:

                           "(c)     In the event that,  without  maturity,
whether by acceleration or otherwise, the Borrower ever requests that the Lender provide, and the Lender actually provides, Loans in excess of the Borrowing Base as defined in Section 2.1 (such excess loans being defined as "Excess Borrowing Base Loans", then, with regard to those Excess Borrowing Base Loans, the

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Borrower agrees to pay interest on the outstanding principal amounts of those
Excess Borrowing Base Loans at the rate of five percent (5%) per annum above the Prime Rate. All Excess Borrowing Base Loans are a part of the definition of "Loans" as set forth in Section 1. The provisions of this Section 2.4(c) shall not diminish or revise the provisions of Section 2.4 (providing for the payment of interest on the outstanding principal amount of Loans both prior to maturity (at one and three quarters of one percent [1 and 3/4% prior to maturity) and after maturity (at three and three quarters percent [3 and 3.4%] after maturity) by acceleration or otherwise."

         3.       Termination of May 1, 1995, Letter Agreement.

                  (a) As of May 1, 1995, Borrower, and DCI's subsidiary DDI SAI/Delta, Inc. ("SAI/Delta", and together with Borrower, "Delta"), entered into a letter agreement (the "Overadvance Letter Agreement") with National Canada Finance Corp. ("NCFC"), then the Borrower's commercial lender, to provide for an overadvance facility which permitted the Borrower to borrow up to an additional $700,000 over the amount which would otherwise have been permitted by the Borrower to borrow from NCFC under the then existing Credit Agreement between the Borrower and NCFC. The overadvance facility whereby the Borrower was permitted to exceed its borrowing base is referred to as the "Overadvance Facility". Of the Overadvance Facility, the Overadvance Letter Agreement provided that $400,000 would be advanced to the Borrower by Lobozzo prior to the time that any funds were advanced by NCFC.

                  (b) As of October 10, 1996, Delta, Lobozzo and NCFC entered into a series of agreements (collectively the "NCFC Restructuring") whereby, among other matters, Lobozzo acquired from NCFC a portion of its various credit facilities provided to Borrower, including, but not limited to, the then outstanding portion of the Overadvance Facility then provided by NCFC to the Borrower. As such, the NCFC portion of the Overadvance Facility was then terminated.

                  (c) In 1997, Lobozzo transferred to his spouse, Joanne M. Lobozzo ("Joanne Lobozzo"), half of his interest in the Overadvance Facility and half of his interest in the Overadvance Letter Agreement, and Lobozzo and Joanne Lobozzo became the "Lender" under the October 1996 Credit Agreement.


                  (d) As of May 1, 1997, the Borrower repaid the Lender the balance of the then outstanding portion of the Overadvance Facility then provided by the Lender to the Borrower. As such, as of May 1, 1997, the Overadvance Facility then provided by the Lender to the Borrower was terminated. The Overadvance Letter Agreement is also acknowledged by the parties to this Amendment No. 6 to be null and void and of no further force and effect.

         4. Certain Waivers. Lender hereby waives any non-compliance which may have existed with regard to the Borrowing Base for the period between April 30, 1997, the date of Amendment No. 5, and June 9, 1997, the date of this Amendment No. 6.

         5.       Reaffirmation of Terms.   Except as amended by this
Amendment No. 6, and by the previous Amendments Nos. 1, 2, 3, 4 and 5, the terms and conditions

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of the original October 1996 Credit Agreement are hereby reaffirmed in their entirety.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to be duly executed and delivered by individual signatories and by the proper and duly authorized officers of the Borrower as of the date first above written.


                                   /s/ Joseph M. Lobozzo II
                                   Joseph M. Lobozzo II

                                   /s/ Joanne M. Lobozzo
                                   Joanne M. Lobozzo

                                   DELTA COMPUTEC INC.

                                   By:      /s/ John DeVito
                                            John DeVito, President

                                   DELTA DATA NET, INC.

                                   By:      /s/ John DeVito
                                            John DeVito, President

                                   SAI/DELTA, INC.

                                   By:     __________________
                                           John DeVito, President


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